Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES STRONG GROWTH AND PROFITIBIITY IN FOURTH
QUARTER RESULTS
Fort Collins, Colo., February 16, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the fourth quarter ended December 31, 2009.
Sales for the fourth quarter of 2009 increased 28.4% to $66.4 million from $51.8 million in the third quarter of 2009, and decreased 1.6% from $67.5 million in the fourth quarter of 2008.
Sales to the semiconductor capital equipment markets rose 58.2% sequentially to $32.9 million, representing 49.6% of total sales for the quarter. Sales to the non-semiconductor markets grew 8.6% sequentially to $22.0 million, representing 33.2% of total sales for the quarter. Service revenue also continued strong, increasing 7.6% sequentially to $11.5 million or 17.3% of total sales for the quarter. Bookings for the fourth quarter were $98.0 million, which drove our book to bill ratio to 1.48:1, up from 1.16:1 in the third quarter of 2009. Ending backlog increased 91.2% sequentially to $66.2 million at the end of the fourth quarter compared to $34.6 million at the end of the third quarter of 2009.
Gross margin improved significantly to 36.8% in the fourth quarter, up from 30.1% in the third quarter of 2009 and 27.2% for the fourth quarter of 2008. The sequential improvement was driven largely by leverage against our fixed costs from the increase in revenues.
Fourth quarter net income was $1.5 million or $0.04 per diluted share, compared to a net loss of $8.4 million or a loss per share of $0.20 in the third quarter of 2009. In the fourth quarter of 2008, the net loss was $19.0 million or a loss per share of $0.45, the vast majority of which was a non-cash charge of $18.0 million for income taxes related to a valuation allowance against our deferred tax assets. We are pleased to report that we ended 2009 with cash, cash equivalents and investments of $177.5 million, a decline of just $2.6 million due to our careful cash management during the year.
For the full year 2009, sales were $186.4 million, 43.3% below sales of $328.9 million in 2008. The challenging economic environment impacted sales across all markets, most notably in the semiconductor capital equipment market where sales fell 43.1% from 2008. Net loss from operations for 2009 was $102.7 million, or a loss per share of $2.45. More than half of this was due to a non-cash goodwill impairment charge in the first quarter of 2009 of $63.3 million or $1.51 per share. Net loss for 2008 was $1.8 million or $0.04 per diluted share.
“The fourth quarter marked a high point in 2009, as we grew revenues and achieved profitability by leveraging the cost reductions taken during the year,” said Hans Betz, chief executive officer. “The pace of the recovery in the semiconductor capital equipment market ramped significantly in the quarter, as did the penetration of our Solaron inverters into larger, multi-megawatt projects. When the global economy recovers, we expect to benefit from the investments we made in technology during the downturn and our growth in multiple markets.”
First Quarter 2010 Guidance
The Company anticipates first quarter 2010 results to be within the following ranges:
•	Sales of $77 million to $83 million

•	Earnings per share of $0.13 to $0.17
Fourth Quarter 2009 Conference Call
Management will host a conference call today, Tuesday, February 16, 2010, at 8:30 am Eastern Standard Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 54700348. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode 54700348. The replay will be available through 12:00 a.m. Eastern Standard Time, February 18, 2010. A webcast will also be available on the Investor Relations webpage at http://ir.advancedenergy.com.

About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
The Company’s expectations with respect to guidance to financial results for the first quarter ending March 31, 2010 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Sales	$66,439	$67,525	$51,762	$186,395	$328,918
Cost of sales	41,972	49,128	36,181	132,028	204,136

Gross profit	24,467	18,397	15,581	54,367	124,782
	36.8%	27.2%	30.1%	29.2%	37.9%

Operating expenses:
Research and development	11,227	13,424	10,195	43,262	54,952
Selling, general and administrative	11,135	9,513	10,788	41,484	52,273
Impairment of goodwill	—	—	—	63,260	—
Amortization of intangible assets	148	257	123	613	946
Restructuring charges	6	1,898	235	4,376	3,487

Total operating expenses	22,516	25,092	21,341	152,995	111,658

Income (loss) from operations	1,951	(6,695)	(5,760)	(98,628)	13,124

Other income, net	495	553	506	1,910	2,883

Income (loss) from operations before income taxes	2,446	(6,142)	(5,254)	(96,718)	16,007
Provision for income taxes	923	12,835	3,177	5,987	17,786

Net income (loss)	$1,523	$(18,977)	$(8,431)	$(102,705)	$(1,779)

Basic earnings (loss) per share	$0.04	$(0.45)	$(0.20)	$(2.45)	$(0.04)

Diluted earnings (loss) per share	$0.04	$(0.45)	$(0.20)	$(2.45)	$(0.04)

Basic weighted-average common shares outstanding	42,032	41,832	42,004	41,966	42,537

Diluted weighted-average common shares outstanding	42,464	41,832	42,004	41,966	42,537

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$133,106	$116,448
Marketable securities	44,401	33,266
Accounts receivable, net	50,267	56,549
Inventory	37,118	46,659
Deferred income taxes, net	9,215	13,253
Other current assets	5,640	5,324

Total current assets	279,747	271,499

Property and equipment, net	30,615	31,322

Long-term investments	—	30,401
Deposits and other	9,294	7,528
Goodwill and intangibles, net	5,982	72,918
Deferred income taxes, net	19,487	6,969

Total assets	$345,125	$420,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$23,802	$8,005
Other accrued expenses	24,176	23,928

Total current liabilities	47,978	31,933

Long-term liabilities	18,813	12,155

Total liabilities	66,791	44,088

Stockholders’ equity	278,334	376,549

Total liabilities and stockholders’ equity	$345,125	$420,637